Exhibit 3.8

PARTNERSHIP UNIT DESIGNATION OF SERIES SS
CLASS B OP UNITS OF
NSA OP, LP

This Partnership Unit Designation (this "Partnership Unit Designation") is made as of April 28, 2015 by National Storage Affiliates Trust, a Maryland real estate investment trust and the general partner (the "General Partner") of NSA OP, LP, a Delaware limited partnership (the "Partnership") pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 28, 2015 (the "Partnership Agreement").
WHEREAS, the General Partner has determined that it is necessary to establish a series of Class B OP Units in the Partnership designated as Series SS Class B OP Units (the "Series SS Class B OP Units") in accordance with Section 4.3(a) of the Partnership Agreement; and
WHEREAS, on the date hereof, the General Partner is amending and restating each partnership unit designation to each other series of Class B OP Units to make them substantially similar.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends and restates the Prior Series SS Partnership Unit Designation in its entirety as follows:
ARTICLE I
SERIES SS CLASS B OP UNITS
Section 1.1    Creation and Designation. A series of Class B OP Units is hereby created and designated as "Series SS Class B OP Units."
Section 1.2    Separate Series. The Series SS Class B OP Units is considered a separate series of Class B OP Units for purposes of the Partnership Agreement, entitling the holders thereof, except as provided below, with the rights and obligations of the holders of the Series SS Class B OP Units as specified in the Partnership Agreement and in this Partnership Unit Designation.

ARTICLE II
DEFINITIONS
For purposes of this Partnership Unit Designation, the following terms shall have the respective meanings indicated in this Article II, and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Partnership Agreement:
"Actual FCCR" has the meaning set forth in the Facilities Portfolio Management Agreement relating to the Series SS Facilities Portfolio.
"Allocated Portfolio Capital Expense Reserve" means the annual capital reserve funds allocated to capital improvements for the Series SS Facilities Portfolio. Such allocation shall be equal to the greater of (a) $0.15 per average annual square feet (calculated on a per day basis) for the Series SS Facilities Portfolio and (b) total capital reserves as determined by a Property Condition Audit for each property in the Series SS Facilities Portfolio (as adjusted annually based on the consumer price index), divided by the average annual square feet (calculated on a per day basis) for the Series SS Facilities Portfolio.
"Annual FCCR Assessment" has the meaning set forth in the Facilities Portfolio Management Agreement relating to the Series SS Facilities Portfolio.
"Applicable Percentage" shall equal 110%, except that, (i) upon termination of the Facilities Portfolio Management Agreement pursuant to (a) Section 4.4 (Termination following FCCR Non-Compliance) of the Facilities Portfolio Management Agreement or (b) Section 4.6 (Termination for Breach of Certain Provisions) of the Facilities Portfolio Management Agreement, the Applicable Percentage shall be 120%; and (ii) in connection with a Retirement Event occurring during the period that (a) begins on the two-year anniversary of the closing of the Initial Public Offering and ends on the day immediately prior to the three-year anniversary of the closing of the Initial Public Offering, the Applicable Percentage shall be 120%; and (b) begins on the three-year anniversary of the closing of the Initial Public Offering and ends on the day immediately prior to the four-year anniversary of the closing of the Initial Public Offering, the Applicable Percentage shall be 115%.
"Cash Available For Distribution" means, with respect to the Partnership, or the Class A OP Units of the Partnership, the Facilities Portfolio Available Revenues from all Facilities Portfolios held by the Partnership, together with all amounts comparable to Facilities Portfolio Available Revenue generated by other assets, properties, operations and businesses of the Partnership, and with respect to the SC Facilities Portfolio or the Series SC Class B OP Units, the Facilities Portfolio Available Revenues from the SC Facilities Portfolio, in each case as adjusted to exclude the impact of reserves to meet anticipated operating expenditures, debt service or other liabilities of the General Partner, with all such amounts to be determined by the General Partner in accordance with the General Partner's audited financial statements for the applicable year.
"Conversion Effective Date" means the immediately succeeding January 1 following receipt by the General Partner of a Notice of Conversion on or before the immediately preceding December 1.
"Converted Units" has the meaning set forth in Section 4.1(a) hereof.

"Converting Partner" has the meaning set forth in Section 4.1(a) hereof.
"Facilities Portfolio Management Agreement" means the Facilities Portfolio Management Agreement dated as of April 28, 2015 by and among (i) NSA OP, LP, a Delaware limited partnership, (ii) the property owners (or holders of an interest in real property, as the case may be) listed as "Owners" on the signature page thereto, (iii) the property owners (or holders of an interest in real property, as the case may be) listed as "Deferred Management Property Owners" on the signature page thereto, (iv) Arizona Mini Storage Management Company, an Arizona corporation, and (v) William F. Bohannan, Jr. and Raymond McRae, each an individual.
"FCCR Conversion Amount" means the product of (a) the number of Converted Units multiplied by (b) the quotient obtained when dividing (1) the Cash Available For Distribution per Series SS Class B OP Units over the calendar year period prior to (but not including) the Conversion Effective Date or date of the Non-Voluntary Conversion Notice, as applicable (using the daily weighted average number of Series SS Class B Units outstanding over such period), by (2) the Applicable Percentage of the Cash Available For Distribution per Class A OP Unit of the Partnership as determined over the calendar year period ending prior to (but not including) the Conversion Effective Date or date of the Non-Voluntary Conversion Notice, as applicable (using the daily weighted average number of Class A OP Units outstanding over such period); provided that, if one year of audited financial statements is not yet available for purposes of the one-year period set forth in the definition of FCCR Conversion Amount, such one-year period will instead be deemed to be the shorter period for which unaudited financial statements are available.
"General Partner" has the meaning set forth in the recitals hereto.
"Lockup Expiration Date" means the date that is the earlier of (i) two years after the closing date of the Initial Public Offering of the General Partner, or (ii) in the event that no Series SS Class B OP Units were issued prior to or concurrently with the closing of the Initial Public Offering, the date that is two years after the date that Series SS Class OP Units were first issued after the Initial Public Offering.
"MCFCCR" has the meaning set forth in the Facilities Portfolio Management Agreement relating to the Series SS Facilities Portfolio.
"Non-Voluntary Conversion" has the meaning set forth in Section 4.1(b) hereof.
"Non-Voluntary Conversion Notice" has the meaning set forth in Section 4.1(b) hereof.
"Non-Voluntary Converting Partner" has the meaning set forth in Section 4.1(b) hereof.
"Notice of Conversion" has the meaning set forth in Section 4.1(a) hereof.
"Partnership Agreement" has the meaning set forth in the recitals hereto.
"Partnership Unit Designation" has the meaning set forth in the recitals hereto.
"Property Condition Audit" means the preparation of an assessment by an independent third-party consultant, in accordance with the American Society for Testing and Materials (ASTM) E 2018-08, Standard Guide for Property Condition Assessments: Baseline Property Condition

Assessment Process, of the total capital reserves required for a property over a 12 year period for replacement needs and preventive maintenance based on current construction costs.
"Qualifying Number of Units" means a number of Series SS Class B OP Units which, if the Converting Partner had converted such units using the conversion ratio set forth in the definition of FCCR Conversion Amount at the beginning of the applicable Annual FCCR Assessment, the number of Class A OP Units that would have been issued in such conversion would not have resulted in a failure to comply with the MCFCCR for the one-year period prior to conversion.
"Realization Transaction" has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 7, 2013.
"Retirement Event" has the meaning set forth in the Facilities Portfolio Management Agreement relating to the Series SS Facilities Portfolio.
"Series SS Class B OP Units" has the meaning set forth in the recitals hereto.
"Series SS Facilities Portfolio Subsidiary" shall mean any entity that owns any, all or any part of any of the properties set forth on Schedule B, such Schedule B to be amended from time to time by the General Partner without the consent of any limited partners.
"Series SS Facilities Portfolio" means the Properties set forth on Schedule B to this Partnership Unit Designation, as the same may be amended from time to time by the General Partner, which are owned directly or indirectly by the Partnership, through a Series SS Facilities Portfolio Subsidiary or otherwise. The Series SS Facilities Portfolio shall constitute a Facilities Portfolio within the meaning of the Partnership Agreement, and the Series SS Facilities Portfolio shall correspond to the Series SS Class B OP Units for purposes of the Partnership Agreement.
"Voluntary Conversion" has the meaning set forth in Section 4.1(a) hereof.
ARTICLE III
CAPITAL CONTRIBUTIONS
Section 3.1    Initial Capital Contributions. Set forth on Schedule A to this Partnership Unit Designation is the amount of capital contributions initially allocated to the holders of the Class A OP Units and the holders of the Series SS Class B OP Units of the Partnership in respect of the Series SS Facilities Portfolio.
Section 3.2    Changes in Allocated Capital Contribution Amounts. The amount of capital contributions allocated to the holders of the Class A OP Units and the Series SS Class B OP Units in respect of the Series SS Facilities Portfolio shall be subject to adjustment as provided in Section 4.4(c) of the Partnership Agreement.
Section 3.3    Notice of Changes in Allocated Capital Contribution Amounts. The General Partner shall at least annually notify the holders of the Series SS Class B OP Units of any change in the amount of capital contributions attributed to the holders the Class A OP Units or the Series SS Class B OP Units in respect of the Series SS Facilities Portfolio.

ARTICLE IV
CONVERSION
Section 4.1    Conversion of Series SS Class B OP Units for Class A OP Units.
(a)    On or after the Lockup Expiration Date, each holder of Series SS Class B OP Units shall have the right (subject to the terms and conditions set forth herein and in any other such agreement, as applicable) to require the Partnership to convert all or a portion of the Series SS Class B OP Units held by such holder (such Series SS Class B OP Units being hereafter referred to as "Converted Units") into Class A OP Units (a "Voluntary Conversion"). All such Voluntary Conversions shall be made in accordance with the terms and conditions of this Article IV. All Voluntary Conversions shall be exercised pursuant to a written notice, which must be received by the General Partner on or before 5:00 pm, Mountain time, on December 1 of each calendar year, from the holder of Series SS Class B OP Units who is exercising the conversion right (the "Converting Partner") indicating such holder's irrevocable intent to effectuate the Voluntary Conversion and the number of Series SS Class B OP Units which are subject to the Voluntary Conversion (a "Notice of Conversion"). To the extent that the number of Series SS Class B OP Units specified in a Notice of Conversion exceeds the maximum Qualifying Number of Units, the number of Series SS Class B OP Units specified in the Notice of Conversion will instead be deemed to be the maximum Qualifying Number of Units. Each holder of Series SS Class B OP Units may deliver no more than one Voluntary Conversion in each fiscal year. All Voluntary Conversions shall be deemed effective as of the Conversion Effective Date. A Notice of Conversion shall constitute an irrevocable obligation of the Converting Partner to convert the applicable number of such Converting Partner's Series SS Class B Units as of the Conversion Effective Date and the Converting Partner shall not be permitted to withdraw the Notice of Conversion, at any time, without the express prior written consent of the General Partner, which the General Partner may withhold in its discretion. The Converting Partner shall have no right, with respect to any Series SS Class B OP Units so converted, to receive any distributions with respect to the Series SS Class B OP Units declared on or after the Conversion Effective Date, but shall be entitled to any distributions declared but not paid prior the Conversion Effective Date. Class A OP Units to be issued to the Converting Partner in the Voluntary Conversion shall be equal to the FCCR Conversion Amount.
(b)    Upon (i) a termination of the Facilities Portfolio Management Agreement pursuant to (A) Section 4.4 (Termination following FCCR Non-Compliance) thereof or (B) Section 4.6 (Termination for Breach of Certain Provisions) thereof or (ii) a Retirement Trigger Date (each of the conversions described in clauses (i) and (ii) of this Section 4.1(b) shall be referred to herein as a "Non-Voluntary Conversion"), the General Partner, in its discretion, may deliver a written notice (the "Non-Voluntary Conversion Notice") requiring all holders of Series SS Class B OP Units to convert all of such holders' Series SS Class B OP Units for Class A OP Units in the Partnership (each, a "Non-Voluntary Conversion"), in accordance with the terms and conditions of this Article IV. Upon delivery of such Non-Voluntary Conversion Notice by the General Partner, each holder of Series SS Class B OP Units (the "Non-Voluntary Converting Partner") shall be deemed to have irrevocably agreed to convert such holders' Series SS Class OP Units. Non-Voluntary Conversions will be deemed effective as of the date of the Non-Voluntary Conversion Notice. The holders of Series SS Class B OP Units shall have no right, with respect to any Series SS Class B

OP Units so converted, to receive any distributions with respect to the Series SS Class B OP Units declared on or after the date of the Non-Voluntary Conversion Notice, but shall be entitled to any distributions declared but not paid prior to the date of the Non-Voluntary Conversion Notice. Class A OP Units to be issued to the holder of Series SS Class B OP Units in the Non-Voluntary Conversion shall be equal to the FCCR Conversion Amount.
(c)    Class A OP Units equal to the FCCR Conversion Amount shall be delivered to the Converting Partner or Non-Voluntary Converting Partner, respectively, as duly authorized, validly issued, fully paid and non-assessable Class A OP Units and free of any pledge, lien, encumbrance or restriction, other than those provided in the Partnership Agreement, the Securities Act, relevant state securities or blue sky laws and any other applicable agreement with respect to such Class A OP Units entered into by the Converting Partner or Non-Voluntary Converting Partner, respectively. Notwithstanding any delay in such delivery (but subject to Sections 4.1(d) and 4.1(e)), each Converting Partner and Non-Voluntary Converting Partner, respectively, shall be deemed owners of such Class A OP Units for all purposes, including without limitation, rights to vote or consent, and receive distributions declared, as of the Conversion Effective Date or the date of the Non-Voluntary Conversion Notice, respectively.
(d)    Each Converting Partner and Non-Voluntary Converting Partner, as the case may be, covenants and agrees with the General Partner and the Partnership that all Converted Units shall be free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Converted Units, neither the General Partner nor the Partnership shall be under any obligation to convert the same. Each Converting Partner and Non-Voluntary Converting Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the Conversion, such Converting Partner or Non-Voluntary Converting Partner, respectively, shall assume and pay such transfer tax.
(e)    Notwithstanding the provisions of Sections 4.1(a), 4.1(b), 4.1(c) or any other provision of this Partnership Unit Designation, a holder of Series SS Class B OP Units shall have no rights under this Partnership Unit Designation to acquire Class A OP Units which would otherwise be prohibited under the Partnership Agreement or this Partnership Unit Designation. To the extent any attempted Voluntary Conversion or Non-Voluntary Conversion would be in violation of this Section 4.1(e), it shall be null and void ab initio and such holder of Series SS Class B OP Units shall not acquire any rights or economic interest in the Class A OP Units otherwise issuable upon such Voluntary Conversion or Non-Voluntary Conversion.
(f)    Notwithstanding anything herein to the contrary (but subject to Section 4.1(e)):
(i)    a holder of Series SS Class B OP Units may effect a Voluntary Conversion only if the Annual FCCR Assessment resulted in the Actual FCCR being in excess of the MCFCCR;
(ii)    no holder of Series SS Class B OP Units may effect a Voluntary Conversion for less than 1,000 Series SS Class B OP Units or, if such holder holds less than 1,000 Series SS Class B OP Units, all of the Series SS Class B OP Units held by such Limited Partner;

(iii)    no conversion will be effective until the expiration or termination of the applicable waiting period, if any, under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended; and
(iv)    each Converting Partner or Non-Voluntary Converting Partner, as the case may be, shall continue to own all Series SS Class B OP Units subject to any Voluntary Conversion or Non-Voluntary Conversion, respectively, and be treated as a Holder of the applicable Series SS Class B OP Units for all purposes of the Partnership Agreement and this Partnership Unit Designation, until the Conversion Effective Date or the date of the Non-Voluntary Conversion Notice, respectively.
(g)    In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner, pursuant to Section 5.3 of the Partnership Agreement, the General Partner shall make such revisions to this Section 4.1 as it determines are necessary or desirable, if any, to reflect the issuance of such additional Partnership Interests.
ARTICLE V
RESTRICTION ON SALE OF PROPERTIES
Section 5.1    Sale of the Series SS Facilities Portfolio Properties. Except for sales, dispositions or other transfers of Properties to wholly owned Subsidiaries of the Partnership, until March 31, 2023, the Partnership shall not, and shall cause its Subsidiaries not to, sell, dispose or otherwise transfer any of the Properties (or the interest of the Partnership or any Subsidiary thereof, as the case may be in such Properties) comprising the Series SS Facilities Portfolio without the consent of holders of (a) at least 50% of the then outstanding Class A OP Units and (b) at least 50% of the then outstanding Series SS Class B OP Units.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Construction. This Partnership Unit Designation shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law. If any provision of this Partnership Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.    Each reference to "hereof," "herein," "hereunder," and "hereby" shall, from and after the date hereof, refer to the Partnership Agreement as amended by this Partnership Unit Designation.
Section 6.2    Partnership Records. The General Partner shall amend Exhibit A to the Partnership Agreement from time to time to the extent necessary to reflect accurately the grant and any subsequent redemption or conversion of, or other event having an effect on the ownership of, the Series SS Class B OP Units. The General Partner shall amend Schedule A and Schedule B to this Partnership Unit Designation from time to time to the extent necessary to reflect accurately any changes, including changes in Capital Contributions and the Series SS Facilities Portfolio.
Section 6.3    Amendments. Prior to a Realization Transaction, this Partnership Unit Designation and the Schedules hereto may be amended by the General Partner without the consent of any Limited Partner, including any holder of Class A OP Units or Series SS Class B OP Units, provided that substantially similar amendments or amendments with substantially similar effects are adopted by the General Partner in respect of all other series of Class B OP Units established by the Partnership from time to time. Following a Realization Transaction, this Partnership Unit Designation may only be amended with the written consent of the General Partner together with the holders of a majority in interest of holders of Series SS Class B OP Units or in the case of substantially similar amendments or amendments with substantially similar effects being adopted by the General Partner in respect of all other series of Class B OP Units established by the Partnership from time to time together with a majority in interest of all holders of Class B OP Units, except that, the General Partner may amend the Schedules hereto in a manner permitted under the Partnership Agreement or this Partnership Unit Designation, or to make any amendments that are clerical or ministerial in nature and do not impact the substantive rights of the holders of Series SS Class B OP Units. Majority in interest shall be calculated on as converted into Class A OP units basis, with the number of votes to be cast by each holder of Class B OP Units being equal to the number of Class A OP Units such holder would receive had they converted their Class B OP Units into Class A OP Units, assuming that any conversion lock-up would not apply.
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